FRP HOLDINGS, INC./NEWS

Contact: John D. Baker III

             Chief Financial Officer                                                                                                904/858-9100

FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2020

FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; August 5, 2020 –

Second Quarter Consolidated Results of Operations

Net income for the second quarter of 2020 was $4,149,000 or $.43 per share versus $9,825,000 or $.99 per share in the same period last year. The second quarter of 2020 was impacted by the following items:

•	Corporate expense stock compensation of $570,000 compared to $28,000 in the same period last year due the timing of stock grants.
•	Interest expense decreased $227,000 as we capitalized more interest on our joint venture construction projects.
•	Loss on joint ventures increased $1,071,000 primarily due to our share of the Bryant Street preferred interest, $118,000 amortization of guarantee liability related to the Bryant Street loan, $809,000 operating loss at the Maren due to pre-leasing efforts, partially offset by interest income generated in our opportunity zone investments prior to the funds being deployed.
•	Gain on sale of $3,589,000 from the sale of the three remaining lots at our Lakeside Business Park and our Gulf Hammock Property compared to $536,000 in the same period last year

Income from discontinued operations for the second quarter of 2019 was $6,776,000 or $.68 per share and included the sale of our property at 1502 Quarry Drive for $11.7 million. This asset was excluded from the original sale due to the tenant potentially exercising its right of first refusal to purchase the property. The second quarter of 2019 included a $328,000 realized gain on the sale of bonds.

Second Quarter Segment Operating Results

Asset Management Segment:

Most of the Asset Management Segment was reclassified to discontinued operations leaving two commercial properties as well as Cranberry Run, which we purchased in the first quarter of 2019, and 1801 62nd Street which joined this segment on April 1 of 2019. Cranberry Run is a five-building industrial park in Harford County, MD totaling 268,010 square feet of industrial/ flex space and at quarter end was 71.9% leased and occupied. 1801 62nd Street is our most recent spec building in Hollander Business Park and is our first warehouse with a 32-foot clear-height ceiling. We completed

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construction on this building in 2019 and it is now 100% leased and occupied. Total revenues in this segment were $716,000, up $54,000 or 8.2%, over the same period last year. Operating profit was $58,000, up $69,000 from an operating loss of $11,000 in the same quarter last year due to 1801 62nd St being fully leased and occupied, improved leasing at Cranberry offset by the sale of 7030 Dorsey Road in June 2019.

Mining Royalty Lands Segment:

Total revenues in this segment were $2,402,000 versus $2,633,000 in the same period last year. Total operating profit in this segment was $2,110,000, a decrease of $312,000 versus $2,422,000 in the same period last year. The primary reason for the decrease is that we are no longer receiving double minimums at our Lake Louisa property, because our tenant, Cemex, received its final permit to begin mining the property in July 2019.

Development Segment:

The Development segment is responsible for (i) seeking out and identifying opportunistic purchases of income producing warehouse/office buildings, and (ii) developing our non-income producing properties into income production.

With respect to ongoing projects:

•	PUD entitlements for our 118-acre tract in Hampstead, Maryland, now known as “Hampstead Overlook,” are ongoing. Hampstead Overlook received Concept Plan approval from the Town of Hampstead for 164 single and 91 town home residential units in February 2020, and the project is currently under Preliminary Plan review with the governing agencies.
•	We are currently pursuing permit entitlements for two industrial buildings at Hollander Business Park totaling 146,000 square feet. Construction is anticipated to begin the third quarter of 2020 with shell completion in the third quarter of 2021.
•	We finished shell building construction in December 2018 on the two office buildings in the first phase of our joint venture with St. John Properties. Shell building construction of the two retail buildings was completed in January 2019. We are now in the process of leasing these four single-story buildings totaling 100,030 square feet of office and retail space. At quarter end, Phase I was 44% leased and occupied.
•	We are the principal capital source of a residential development venture in Baltimore County, Maryland known as “Hyde Park.” We have committed up to $3.5 million in exchange for an interest rate of 10% and a preferred return of 20% after which a “waterfall” determines the split of proceeds from sale. Entitlements for the development of the property are complete, and a homebuilder is under contract to purchase all of the 126 recorded building lots. The first phase of settlement occurred in May 2020, resulting in a $2.67M principal and interest payment.
•	We are the principal capital source of a residential development venture in Prince George’s County, Maryland known as “Amber Ridge.” We have committed up to $18.5 million in exchange for an interest rate of 10% and a preferred return of 20% after which a “waterfall”
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determines the split of proceeds from sale.  Amber Ridge will hold 187 town homes.  We are currently pursuing entitlements and have two homebuilders under contract to purchase all 187 units upon completion of development infrastructure.

•	In April 2018, we began construction on Phase II of our RiverFront on the Anacostia project, now known as “The Maren.” The 14-story project will have 264 units and 6,937 net leasable square feet of ground floor retail and was 98% complete at quarter end. Lease-up commenced in earnest in the second week of March. At the end of the quarter, the Maren was 45% leased, and 23% occupied.
•	In December 2018, the Company entered into a joint venture agreement with MidAtlantic Realty Partners (MRP) for the development of the first phase of a multifamily, mixed-use development in northeast Washington, DC known as “Bryant Street.” The project is comprised of four buildings, with 487 units and 85,681 net leasable square feet of retail. FRP contributed $32 million for common equity and another $23 million for preferred equity to the joint venture. Construction began in February 2019 and as of the end of the quarter was 67% complete. Bryant Street is currently on time, within budget, and expected to be complete in the fourth quarter of 2021, with the first of the four buildings delivering in the fourth quarter of 2020. This project is located in an opportunity zone and has allowed us to defer $14.9 million in taxes associated with the sale of our industrial assets.
•	In December 2019, the Company entered into a joint venture agreement with MRP for the development of a mixed-use project known as “1800 Half Street.” The development is located in the Buzzard Point area of Washington, DC, less than half a mile downriver from Dock 79 and the Maren. It lies directly between our two acres on the Anacostia, currently under lease by Vulcan, and Audi Field, the home stadium of the DC United. The 10-story structure will have 344 apartments and 11,246 square feet of ground floor retail. FRP contributed $37.3 million in common equity. The project is a qualified opportunity zone investment and will defer just over $10 million in taxes associated with the sale of our industrial assets. In June 2020, we closed on a $74 million construction loan, and we anticipate starting construction during the third quarter of this year.
•	In December 2019, the company entered into two joint ventures in Greenville, SC with a new partner, Woodfield Development. Woodfield specializes in Class-A multi-family, mixed use developments primarily in the Carolinas and DC. Our first joint venture with them is a 200-unit multifamily project known as “Riverside.” FRP contributed $6.2 million in common equity for a 40% ownership interest. Construction began in February 2020 and should be complete in the third quarter of 2021. The second joint venture in Greenville with Woodfield is a 227-unit multifamily development known as “.408 Jackson.” It will have 4,700 square feet of retail and is located across the street from Greenville’s minor league baseball stadium. FRP contributed $9.7 million in common equity for a 40% ownership interest. Construction began in May 2020 and should be complete in the second quarter of 2022. Both projects are qualified opportunity investments and will defer a combined $4.3 million in taxes.

Stabilized Joint Venture Segment:

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Dock 79’s average occupancy for the quarter was 91.50%, and at the end of the quarter, Dock 79 was 92.13% leased and 90.16% occupied. This quarter, 62.30% of expiring leases renewed with no increase in rent due to the mandated rent freeze on renewals in DC. Net Operating Income this quarter for this segment was $1,654,000, down $213,000 or 11.41% compared to the same quarter last year. Dock 79 is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

In July 2019, the Company completed a like-kind exchange by reinvesting $6,000,000 into a Delaware Statutory Trust (DST) known as CS1031 Hickory Creek DST. The DST owns a 294-unit garden-style apartment community known as Hickory Creek consisting of 19 three-story apartment buildings containing 273,940 rentable square feet.  Hickory Creek was constructed in 1984 and substantially renovated in 2016 and is located in suburban Richmond, Virginia. The Company is 26.649% beneficial owner and receives monthly distributions. Second quarter distributions were $85,000. The project is a qualified 1031 like-kind exchange investment and will defer $790,000 in taxes associated with the sales of 7030 Dorsey Road and 1502 Quarry Drive.

Impact of the COVID-19 Pandemic.  The COVID-19 pandemic is having an extraordinary impact on the world economy and the markets in which we operate. As an essential business, we have continued to operate throughout the pandemic in accordance with White House guidance and orders issued by state and local authorities. We have implemented social distancing and other measures to protect the health of our employees and customers. While we recognize the importance of social distancing, stay at home and telework measures to protect human health, these measures will adversely affect our retail tenants as long as they remain in place.  We are negotiating with our retail tenants on rent abatements and cash flow adjustments that will adversely affect our NOI. We anticipate that the pandemic will continue to have negative impacts on the overall economy that is likely to have a negative impact on many of our tenants. During this period, we will continue to fulfill our duty to operate while managing our business in a prudent fashion.

Six Months Consolidated Results of Operations.

Net income for first half of 2020 was $5,767,000 or $.59 per share versus $11,723,000 or $1.17 per share in the same period last year. Income from discontinued operations for the first half of 2019 was $6,862,000 or $.69 per share. Income from continuing operations increased $883,000 or 19% and was impacted by the following items:

•	Corporate expense stock compensation of $1,171,000 compared to $57,000 in the same period last year due the timing of stock grants.
•	Interest expense decreased $764,0000 as we capitalized more interest on our joint venture construction projects.
•	Loss on joint ventures increased $1,449,000 primarily due to our share of the Bryant Street preferred interest, $236,000 amortization of guarantee liability related to the Bryant Street loan, $992,000 operating loss at the Maren due to pre-leasing efforts, partially offset by interest income generated in our opportunity zone investments prior to the funds being deployed.
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•	Gain on sale of $3,597,000 from the sale of the three remaining lots at our Lakeside Business Park and our Gulf Hammock Property compared to $536,000 in the same period last year

Six Months Segment Operating Results

Asset Management Segment:

Most of the Asset Management Segment was reclassified to discontinued operations leaving two commercial properties as well as Cranberry Run, which we purchased in the first quarter of 2019, and 1801 62nd Street which joined this segment on April 1 of 2019. Cranberry Run is a five-building industrial park in Harford County, MD totaling 268,010 square feet of industrial/ flex space and at quarter end was 71.9% leased and occupied. 1801 62nd Street is our most recent spec building in Hollander Business Park and is our first warehouse with a 32-foot clear-height ceiling. We completed construction on this building in 2019 and it is now 100% leased and occupied. Total revenues in this segment were $1,368,000, up $65,000 or 5.0%, over the same period last year. Operating loss was $73,000, down $4,000 from an operating loss of $77,000 in the same period last year due to higher allocation of corporate expenses.

Mining Royalty Lands Segment:

Total revenues in this segment were $4,587,000 versus $4,862,000 in the same period last year. Total operating profit in this segment was $4,014,000, a decrease of $409,000 versus $4,423,000 in the same period last year. The primary reason for this decrease is that we are no longer receiving double minimums at our Lake Louisa property, because our tenant, Cemex, received its final permit to begin mining the property in July 2019.

Stabilized Joint Venture Segment:

Dock 79’s average occupancy for the first six months was 92.56%, and at the end of the second quarter, Dock 79 was 92.13% leased and 90.16% occupied. For the first six months, 58.33% of expiring leases renewed with an average increase in rent on those renewals of 0.60% due to the mandated rent freeze on renewals that went into effect in March. Net Operating Income for this segment was $3,466,000, down $31,000 or .9% compared to the same period last year. Dock 79 is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

Distributions for Hickory Creek were $168,000 for the first six months. The project is a qualified 1031 like-kind exchange investment in a Delaware Statutory Trust of which the Company is a 26.659% beneficial owner.

Summary and Outlook

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This is the first quarter where the Company had to reckon with the full effects of COVID-19, and the ensuing economic shutdown and effects associated with it. Beyond the internal practical issues of working from home, ensuring the safety of our employees and tenants, running a shareholder and board meeting virtually, there were the larger issues of rent freezes at Dock 79, the lease-up of the Maren during a pandemic, and general uncertainty on how this would affect our tenants, construction, and our royalties business. The fallout from this extraordinary situation has been mixed. Even in midst of the pandemic, we were able to sell our three remaining lots at Lakeside Business Park for $3.75 million, and our Gulf Hammock property for $2.51 million. Royalties are down compared to last year, though how much of it is COVID-related is debatable at this point. Some locations are down compared to 2019, while others doing markedly better than last year. The bulk of the decrease can be attributed to no longer receiving double minimums at Lake Louisa. Even with the decreases, our outlook in the short and long term remains positive regarding this segment. Our annualized revenue ($9,174,000) and revenue for the last twelve months ($9,163,000) would still be the second-best year in the history of this segment.

We have been fortunate that none of the local governments where we currently have projects under development have halted construction. We have had problems getting our certificates of occupancy on the final floors of the Maren, simply because local restrictions have made it difficult to get the inspectors on site. Beyond the economic headwinds caused by the pandemic, there are the necessary but still problematic logistical issues with trying to lease up a building during this unusual situation—virtual tours, an inability to showcase the property with events, no baseball etc. Even with all that, we signed 91 leases this quarter, including 44 in May. At quarter end, the Maren was 45% leased and 23% occupied, putting us well ahead of schedule on lease-up. The building itself is very close to the finish line in terms of completion. We have conditional certificates of occupancy in place for all floors with actual units in them. All that remains are the certificates of occupancy for the amenity spaces along with the final certificate of occupancy for the building itself.

Dock 79 remains a source of some concern. The rent freeze on renewals will be in effect at least until October. Because our apartments come up for renewal two months prior to the end of the lease, an October end to the rent freeze with a 60-day tail means that there will more than likely be no increases on renewals for the rest of the year. A shortened baseball season without fans compounds a difficult situation for our retail tenants and consequently Dock 79. However, all three businesses have been able to resume operating to the extent that they can. Two of our tenants were able to resume paying rent in June. We are still working with all three on a payment plan for the back rent. During a pandemic, during the construction of the Maren next door, without baseball, occupancy remains above 90% at quarter end.

Industrial remains strong as an asset class. We had no issues with tenants paying rent and do not expect to. We had some concerns regarding our office tenants, but every tenant is currently paying rent and the only issue we had with back rent is one tenant who owes $6,500 for the month of April.

We issued our first quarter earnings and consequently our outlook during a period of heightened concern and uncertainty. This company along with our country and the entire world was struggling to

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comprehend the immediate and long-term effects of something none of us had any familiarity with. It would be inaccurate to suggest that we are any less concerned or any more certain than we were three months ago. We have not seen the end of COVID-19 nor its effects, but we have at least seen how our business responds to it. This quarter could have gone any number of ways, and thankfully, we have more good things to report than bad, more cause for confidence than unease. A conservative balance sheet and substantial cash reserves are one reason for our confidence. However, we believe strongly in our business and its assets which is why we continue to put money back into the company in the form of share buybacks. During the first six months of 2020, the Company repurchased 298,303 shares at an average cost of $41.41 per share.

Finally, subsequent to the end of the quarter, on July 31, the Company sold its warehouse at 1801 62nd Street in Hollander Business Park for $12.3 million. This 94,350 square-foot warehouse came on line in second quarter of 2019, was fully leased and occupied in the fourth quarter of 2019, and was our first building with a 32-foot clear. The decision to sell was in keeping with a departure from our previous “develop and hold” business model. The sale resulted in a gain of $3.8 million before taxes and the proceeds were placed in a 1031 exchange fund.

Conference Call

The Company will host a conference call on Thursday, August 6, 2020 at 10:00 a.m. (EDT).  Analysts, stockholders and other interested parties may access the teleconference live by calling 1-877-271-1828 (passcode 58158510) within the United States.  International callers may dial 1-334-323-9871 (passcode 58158510).  Computer audio live streaming is available via the Internet through the Company’s website at www.frpholdings.com. You may also click on this link for the live streaming http://stream.conferenceamerica.com/frp080620. For the archived audio via the internet, click on the following link http://archive.conferenceamerica.com/archivestream/frp080620.mp3. If using the Company’s website, click on the Investor Relations tab, then select the earnings conference stream.  An audio replay will be available for sixty days following the conference call. To listen to the audio replay, dial toll free 1-877-919-4059, international callers dial 1-334-323-0140.  The passcode of the audio replay is 32374231.  Replay options: “1” begins playback, “4” rewind 30 seconds, “5” pause, “6” fast forward 30 seconds, “0” instructions, and “9” exits recording.  There may be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the impact of the Covid-19 Pandemic on our operations and financial results; the possibility that we may be unable to find appropriate reinvestment opportunities for the proceeds from the Sale Transaction; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the Baltimore-Washington-Northern Virginia area demand for apartments in Washington D.C. and Richmond, Virginia; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies

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in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, (iv) leasing and management of a residential apartment building.

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2020	2019	2020	2019
Revenues:
Lease revenue	$3,447	3,730	7,045	7,215
Mining lands lease revenue	2,402	2,633	4,587	4,862
Total Revenues	5,849	6,363	11,632	12,077

Cost of operations:
Depreciation, depletion and amortization	1,500	1,472	2,968	2,959
Operating expenses	781	910	1,706	1,792
Property taxes	646	713	1,383	1,466
Management company indirect	692	610	1,364	1,202
Corporate expenses	1,026	551	2,213	1,196
Total cost of operations	4,645	4,256	9,634	8,615

Total operating profit	1,204	2,107	1,998	3,462

Net investment income, including realized gains of $134, $328, $242 and $447, respectively	2,110	1,984	4,101	3,794
Interest expense	(45)	(272)	(96)	(860)
Equity in loss of joint ventures	(1,343)	(272)	(1,985)	(536)
Gain on sale of real estate	3,589	536	3,597	536

Income from continuing operations before income taxes	5,515	4,083	7,615	6,396
Provision for income taxes	1,538	1,131	2,139	1,803
Income from continuing operations	3,977	2,952	5,476	4,593

Income from discontinued operations, net	—	6,776	—	6,862

Net income	3,977	9,728	5,476	11,455
Loss attributable to noncontrolling interest	(172)	(97)	(291)	(268)
Net income attributable to the Company	$4,149	9,825	5,767	11,723

Earnings per common share:
Income from continuing operations-
Basic	$0.41	0.30	0.56	0.46
Diluted	$0.41	0.30	0.56	0.46
Discontinued operations-
Basic	$—	0.68	—	0.69
Diluted	$—	0.68	—	0.69
Net income attributable to the Company-
Basic	$0.43	0.99	0.59	1.18
Diluted	$0.43	0.99	0.59	1.17

Number of shares (in thousands) used in computing:
-basic earnings per common share	9,620	9,915	9,712	9,933
-diluted earnings per common share	9,649	9,960	9,744	9,978

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except share data)

	June 30	December 31
Assets:	2020	2019
Real estate investments at cost:
Land	$81,679	84,383
Buildings and improvements	147,819	147,019
Projects under construction	888	1,056
Total investments in properties	230,386	232,458
Less accumulated depreciation and depletion	32,634	30,271
Net investments in properties	197,752	202,187

Real estate held for investment, at cost	8,788	8,380
Investments in joint ventures	159,779	160,452
Net real estate investments	366,319	371,019

Cash and cash equivalents	30,742	26,607
Cash held in escrow	3,739	186
Accounts receivable, net	1,323	546
Investments available for sale at fair value	130,058	137,867
Unrealized rents	657	554
Deferred costs	791	890
Other assets	488	479
Total assets	$534,117	538,148

Liabilities:
Secured notes payable	$88,993	88,925
Accounts payable and accrued liabilities	2,155	2,431
Other liabilities	1,886	1,978
Deferred revenue	627	790
Federal and state income taxes payable	2,651	504
Deferred income taxes	50,212	50,111
Deferred compensation	1,430	1,436
Tenant security deposits	362	328
Total liabilities	148,316	146,503

Commitments and contingencies

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 9,563,144 and 9,817,429 shares issued and outstanding, respectively	956	982
Capital in excess of par value	57,107	57,705
Retained earnings	310,486	315,278
Accumulated other comprehensive income, net	1,194	923
Total shareholders’ equity	369,743	374,888
Noncontrolling interest MRP	16,058	16,757
Total equity	385,801	391,645
Total liabilities and shareholders’ equity	$534,117	538,148

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Asset Management Segment:

	Three months ended June 30
(dollars in thousands)	2020	%	2019	%	Change	%

Lease revenue	$716	100.0%	662	100.0%	54	8.2%

Depreciation, depletion and amortization	200	27.9%	196	29.6%	4	2.0%
Operating expenses	96	13.4%	175	26.5%	(79)	-45.1%
Property taxes	(24)	-3.3%	90	13.6%	(114)	-126.7%
Management company indirect	121	16.9%	73	11.0%	48	65.8%
Corporate expense	265	37.0%	139	21.0%	126	90.6%

Cost of operations	658	91.9%	673	101.7%	(15)	-2.2%

Operating profit	$58	-8.1%	(11)	-1.7%	69	-627.3%

Mining Royalty Lands Segment:

	Three months ended June 30
(dollars in thousands)	2020	%	2019	%	Change	%

Mining lands lease revenue	$2,402	100.0%	2,633	100.0%	(231)	-8.8%

Depreciation, depletion and amortization	62	2.6%	42	1.6%	20	47.6%
Operating expenses	14	0.6%	15	0.6%	(1)	-6.7%
Property taxes	65	2.7%	69	2.6%	(4)	-5.8%
Management company indirect	67	2.8%	49	1.8%	18	36.7%
Corporate expense	84	3.5%	36	1.4%	48	133.3%

Cost of operations	292	12.2%	211	8.0%	81	38.4%

Operating profit	$2,110	87.8%	2,422	92.0%	(312)	-12.9%

Development Segment:

	Three months ended June 30
(dollars in thousands)	2020	2019	Change

Lease revenue	$279	316	(37)

Depreciation, depletion and amortization	53	49	4
Operating expenses	144	95	49
Property taxes	330	295	35
Management company indirect	455	442	13
Corporate expense	617	341	276

Cost of operations	1,599	1,222	377

Operating loss	$(1,320)	(906)	(414)

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Stabilized Joint Venture Segment:

	Three months ended June 30
(dollars in thousands)	2020	%	2019	%	Change	%

Lease revenue	$2,452	100.0%	2,752	100.0%	(300)	-10.9%

Depreciation, depletion and amortization	1,185	48.3%	1,185	43.0%	—	0.0%
Operating expenses	527	21.5%	625	22.7%	(98)	-15.7%
Property taxes	275	11.2%	259	9.4%	16	6.2%
Management company indirect	49	2.0%	46	1.7%	3	6.5%
Corporate expense	60	2.5%	35	1.3%	25	71.4%

Cost of operations	2,096	85.5%	2,150	78.1%	(54)	-2.5%

Operating profit	$356	14.5%	602	21.9%	(246)	-40.9%

Asset Management Segment:

	Six months ended June 30
(dollars in thousands)	2020	%	2019	%	Change	%

Lease revenue	$1,368	100.0%	1,303	100.0%	65	5.0%

Depreciation, depletion and amortization	392	28.6%	373	28.6%	19	5.1%
Operating expenses	193	14.1%	384	29.5%	(191)	-49.7%
Property taxes	48	3.5%	146	11.2%	(98)	-67.1%
Management company indirect	235	17.2%	175	13.4%	60	34.3%
Corporate expense	573	41.9%	302	23.2%	271	89.7%

Cost of operations	1,441	105.3%	1,380	105.9%	61	4.4%

Operating profit	$(73)	-5.3%	(77)	-5.9%	4	-5.2%

Mining Royalty Lands Segment:

	Six months ended June 30
(dollars in thousands)	2020	%	2019	%	Change	%

Mining lands lease revenue	$4,587	100.0%	4,862	100.0%	(275)	-5.7%

Depreciation, depletion and amortization	100	2.2%	94	1.9%	6	6.4%
Operating expenses	27	0.6%	31	0.7%	(4)	-12.9%
Property taxes	132	2.9%	137	2.8%	(5)	-3.6%
Management company indirect	133	2.9%	98	2.0%	35	35.7%
Corporate expense	181	3.9%	79	1.6%	102	129.1%

Cost of operations	573	12.5%	439	9.0%	134	30.5%

Operating profit	$4,014	87.5%	4,423	91.0%	(409)	-9.2%

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Development Segment:

	Six months ended June 30
(dollars in thousands)	2020	2019	Change

Lease revenue	$572	585	(13)

Depreciation, depletion and amortization	107	107	—
Operating expenses	353	141	212
Property taxes	689	618	71
Management company indirect	900	837	63
Corporate expense	1,329	740	589

Cost of operations	3,378	2,443	935

Operating loss	$(2,806)	(1,858)	(948)

Stabilized Joint Venture Segment:

	Six months ended June 30
(dollars in thousands)	2020	%	2019	%	Change	%

Lease revenue	$5,105	100.0%	5,327	100.0%	(222)	-4.2%

Depreciation, depletion and amortization	2,369	46.4%	2,385	44.8%	(16)	-0.7%
Operating expenses	1,133	22.2%	1,236	23.2%	(103)	-8.3%
Property taxes	514	10.1%	565	10.6%	(51)	-9.0%
Management company indirect	96	1.9%	92	1.7%	4	4.3%
Corporate expense	130	2.5%	75	1.4%	55	73.3%

Cost of operations	4,242	83.1%	4,353	81.7%	(111)	-2.5%

Operating profit	$863	16.9%	974	18.3%	(111)	-11.4%

Discontinued Operations:

	Three months ended	Six months ended
	June 30,	June 30,
	2019	2019
Lease Revenue	$222	460

Cost of operations:
Depreciation, depletion and amortization	12	41
Operating expenses	139	234
Property taxes	26	46
Management company indirect	—	—
Corporate expenses	—	—
Total cost of operations	177	321

Total operating profit	45	139

Interest expense	—	—
Gain on sale of buildings	9,245	9,268

Income before income taxes	9,290	9,407
Provision for income taxes	2,514	2,545

Income from discontinued operations	$6,776	6,862

Earnings per common share:
Income from discontinued operations-
Basic	$0.68	0.69
Diluted	$0.68	0.69
13

Non-GAAP Financial Measures.

To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measure included in this quarterly report is net operating income (NOI). FRP uses this non-GAAP financial measure to analyze its continuing operations and to monitor, assess, and identify meaningful trends in its operating and financial performance. This measure is not, and should not be viewed as, a substitute for GAAP financial measures.

Net Operating Income Reconciliation
Six months ended 06/30/20 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Income (loss) from continuing operations	(47)	(739)	622	4,162	1,478	5,476
Income Tax Allocation	(18)	(274)	338	1,543	550	2,139
Income (loss) from continuing operations before income taxes	(65)	(1,013)	960	5,705	2,028	7,615

Less:
Equity in profit of Joint Ventures	—	—	168	—	—	168
Gains on sale of buildings	8	1,877	—	1,712	—	3,597
Unrealized rents	114	—	—	121	—	235
Interest income	—	2,048	—	—	2,053	4,101
Plus:
Unrealized rents	—	—	8	—	—	8
Equity in loss of Joint Venture	—	2,132	—	21	—	2,153
Interest Expense	—	—	71	—	25	96
Depreciation/Amortization	392	107	2,369	100	—	2,968
Management Co. Indirect	235	900	96	133	—	1,364
Allocated Corporate Expenses	573	1,329	130	181	—	2,213

Net Operating Income (loss)	1,013	(470)	3,466	4,307	—	1,998

Net Operating Income Reconciliation
Six months ended 06/30/19 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Income (loss) from continuing operations	335	(1,347)	25	3,211	2,369	4,593
Income Tax Allocation	124	(499)	109	1,190	879	1,803
Income (loss) from continuing operations before income taxes	459	(1,846)	134	4,401	3,248	6,396

Less:
Gains on sale of buildings	536	—	—	—	—	536
Unrealized rents	—	—	29	—	—	29
Interest income	—	526	—	—	3,268	3,794
Plus:
Unrealized rents	3	—	—	228	—	231
Equity in loss of Joint Venture	—	514	—	22	—	536
Interest Expense	—	—	840	—	20	860
Depreciation/Amortization	373	107	2,385	94	—	2,959
Management Co. Indirect	175	837	92	98	—	1,202
Allocated Corporate Expenses	302	740	75	79	—	1,196

Net Operating Income	776	(174)	3,497	4,922	—	9,021